Exhibit 99.1

Certain United States Federal Income Tax Considerations

This is a summary of certain United States federal income tax considerations regarding the First Supplemental Indenture (the “Supplemental Indenture”) dated as of February 24, 2006 to the Indenture dated as of May 7, 2001 (the “Indenture”) between the Company and The Bank of New York (as successor to First Union National Bank), as trustee, relating to the Company’s Liquid Yield Option Notes due May 7, 2021 (the“LYONs”) and is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and judicial decisions now in effect, all of which are subject to change (including retroactive changes) or possible differing interpretations. This summary applies to holders who acquired LYONs at their issue price in the initial offering and who hold them as capital assets, is intended for general information only and does not purport to address all of the United States federal income and other tax considerations regarding the Supplemental Indenture. Because the United States federal income tax treatment of the Supplemental Indenture is uncertain and because the summary does not address all tax consequences that may be relevant to holders, holders are encouraged to consult their own tax advisors regarding the United States federal, state, local and other tax consequences of the Supplemental Indenture.

This summary should be read in conjunction with the disclosure under the heading “Certain United States Federal Income Tax Considerations” in the Company’s Prospectus, dated June 15, 2001, filed with the Securities Exchange Commission as part of the Registration Statement No. 333-62180 on June 15, 2001.

To ensure compliance with requirements imposed by the IRS, holders of the LYONs are hereby informed that the United States tax advice contained herein: (i) is written in connection with the Company’s promotion or marketing of the LYONs and the Supplemental Indenture, and (ii) is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding United States tax penalties. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

The Company believes that the cash payments provided for by the Supplemental Indenture should be treated as interest at the time of payment.  Consistent with that treatment, the cash payments of interest would be taxable to a holder as interest income at the time that such payments are received or accrued in accordance with the holder’s method of accounting for U.S. federal income tax purposes, and holders of the LYONs would also be required to continue to include original issue discount on the LYONs in gross income as it accrues without giving effect to the Supplemental Indenture. However, if this treatment of the cash interest payments is successfully challenged, the tax treatment to the holders of the cash payments of interest and the original issue discount could differ from that described above and, among other things, the Company might be required to treat the LYONs as being reissued on the date of the Supplemental Indenture with the original issue discount recalculated as of such date.

The Company believes that holders of the LYONs should be treated as continuing to hold their LYONs rather than as being deemed to exchange their existing LYONs for new debt instruments. If such treatment is correct, a holder of LYONs would not recognize gain or loss as a result of the Supplemental Indenture. Nevertheless, if contrary to the Company’s expectations, the Supplemental Indenture were to constitute a significant modification of the LYONs for United States federal income tax purposes, U.S. holders could recognize taxable gain or loss (with any loss potentially subject to disallowance) as a result of the Supplemental Indenture.